DATED

MOOG CONTROLS LIMITED

- and -

[NAME]

SEVERANCE BENEFIT AGREEMENT

Willans LLP
34 Imperial Square
CHELTENHAM
GL50 1QZ

THIS AGREEMENT is dated

PARTIES

1.Moog Controls Limited incorporated and registered in England and Wales with company number 1171948 whose registered office is at Ashchurch, Tewkesbury, Gloucestershire GL20 8NA (Company).

2.[Name] of [Address] (You, your or yours).

AGREED TERMS
1.Interpretation
1.1The definitions in this clause apply in this agreement.
    Board means the Board of Directors of Moog Controls Limited.

    Cause means:

(a)The neglect, omission or refusal by you, without any reasonable cause, to perform all or any of your duties or obligations of employment or to observe and perform the provisions of your employment contract to the reasonable satisfaction of the Board; or
(b)misconduct by you whether during or outside the course of your duties of employment in such a way that in the reasonable opinion of the Board the business, operation, interests or reputation of the Company or any Group Company is, or is likely to be, prejudicially affected; or
(c)commission by you of any criminal offence (including in particular any offence involving dishonesty or violence) other than an offence which does not in the opinion of the Board affect your position under this agreement; or
(d)your conviction of an offence under any statutory enactment or regulation relating to bribery or insider dealing; or
(e)your bankruptcy or any composition by you with your creditors or any attempt by you to make such a composition, or any insolvency order being made against you; or

(f)your prohibition by law from being a Director of a company or if you cease to be a Director of the Company without the consent of the Company; or
(g)commission by you of any serious breach of the rules or regulations (as amended from time to time) of (i) the New York Stock Exchange (including any codes published from time to time in relation to transaction in securities by directors and certain senior executives of listed companies) or (ii) of any regulatory authority relevant to the Company or any Group Company, or of any code of practice issued by the Company relating to dealing in the securities of the Company or any Group Company;
(h)commission by you of any act of gross misconduct during the course of your duties of employment; or
(i)any deliberate act by you of discrimination, harassment or victimisation on any unlawful grounds.
Compensation Sum means a sum of money equating to your base salary in Moog’s fiscal year. If any Short-Term Incentive attributable to a given fiscal year has been earned but has not yet been paid to you at the Termination Date, the Compensation Sum for the given fiscal year will include the amount of earned but unpaid Short-Term Incentive, calculated in accordance with the terms of the applicable Short-Term Incentive plan or programme. The Short-Term Incentive will be deemed earned if the Short-Term Incentive either (i) will be paid to you at a later date or (ii) would have been paid to you had you remained employed until the date the Short-Term Incentive otherwise would have been payable

Change of Control means any one or more of the following:

(a)any “person” or “group”, as such terms are used in Sections 13(d)(3) and 14(d)(2) of the United States of America Securities and Exchange Act of 1934, as amended (“the Exchange Act”), becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of either (i) the then-outstanding shares of Common Stock (the “Outstanding Moog Common Stock”) or (ii) the combined voting power of the then-outstanding voting rights of Moog entitled to vote generally in the election of directors (the “Outstanding Moog Voting Rights”); provided, however, that, for purposes of this definition, the following acquisitions will not constitute a Change of Control: (A) any acquisition directly from Moog, (B) any acquisition by Moog, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Moog or any affiliated company, (D) any acquisition pursuant to a transaction described in subsections (c)(i), (c)(ii) and (c)(iii) below;
(b)Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Moog’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board
(c)Consummation of a reorganization, merger, share purchase or consolidation or similar transaction involving Moog or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of Moog, or the acquisition of assets or stock of another entity by Moog or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination:
(i)all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Moog Common Stock and the Outstanding Moog Voting Rights immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent rights) and the combined voting power of the then-outstanding voting shares entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns Moog or all or substantially all of Moog’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Moog Common Stock and the Outstanding Moog Voting Rights as the case may be,
(ii)no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Moog or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns Moog or all or substantially all of Moog’s assets either directly or through one or more subsidiaries) or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and
(iii)at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)Approval by Moog’s shareholders of a complete liquidation or dissolution of Moog.
Common Stock means the Class A and Class B $1.00 par value shares of the capital stock of the Company, as well as all other securities with voting rights or convertible into securities with voting rights

Director in relation to a company means a duly appointed director of that company whose appointment has been registered at Companies House.

Group Company means any Subsidiary or Holding Company of the Company from time to time, and any Subsidiary of any Holding Company of the Company from time to time, and references to the ‘Group’ shall mean the Company and any Group Company existing from time to time

Involuntary Termination of Employment means a termination of your employment relationship 1) by or at the instigation of the Company (excluding any termination for Cause), or 2) by or at your instigation where your base salary has been diminished or reduced to a greater extent than any diminution or reduction in the base salary of the Company’s executives generally.

Where there has been a Change of Control, an Involuntary Termination of Employment also includes a termination of the employment relationship with the Company by or at your instigation on or within two years following the Change of Control, where, without your actual or implied consent, (i) the duties, responsibilities, status, base salary or perquisites of office and employment have been diminished or downgraded, or (ii) your duties and responsibilities have been substantially increased without a commensurate increase in base salary. Notwithstanding the preceding sentence, for the purpose of this Agreement you will be deemed to have consented to any general decrease in base salary that is approved by a majority of those executives who are parties to agreements similar to this Agreement.

Monthly Compensation Payment means the average of the Compensation Sum paid to you for the three highest fiscal years of the five fiscal years preceding the fiscal year in which the Termination Date takes place, divided by 12.

Moog means Moog Inc., a New York corporation with a corporate office at 400 Jamison Road, East Aurora, New York 14052.

Notice Date means the date on which you are given, or give, notice to terminate your employment.

Severance Period means a period of time assessed according to your completed years of continuous service at the Termination Date (measured by reference to sections 210 – 219 inclusive of the Employment Rights Act 1996) as follows:

In the event of Change of Control

Completed Years of Continuous Service	Severance Period
Up to 3 complete years	12 months
Three complete years or more, but less than ten complete years	24 months
Ten complete years or more, but less than fifteen complete years	27 months
Fifteen complete years or more, but less than 20 complete years	30 months
Twenty complete years or more	36 months

Involuntary Termination not on a Change of Control

More than (complete years)	Less than (complete years)	Severance Period (months)
0	10	12
10	11	13
11	12	14
12	13	15
13	14	16
14	15	17
15	16	18
16	17	19
17	18	20
18	19	21
19	20	22
20	21	24
21	22	25
22	23	26
23	24	27
24	25	28
25	26	30
26	27	31
27	28	32
28	29	33
29	30	34
More than 30		36

Short-Term Incentive means the annual profit share or other short-term incentive award under any profit share or other short-term incentive plan or program maintained by the Company

Subsidiary and Holding Company in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 save that they shall also include such bodies incorporated outside the United Kingdom and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

Termination Date means the date on which your employment with the Company or any Group Company terminates, howsoever caused.
1.2The headings in this agreement are inserted for convenience only and shall not affect its construction.
1.3In this agreement (including the Schedule), a reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.
1.5The schedule to this agreement forms part of (and is incorporated into) this agreement.
1.6Nothing in this agreement shall affect your entitlement to:
(a)basic salary and benefits to the Termination Date, payable in accordance with the Company’s regular payroll practices (but subject to clause 3.2);
(b)payment in lieu of any untaken holiday entitlement accrued to the Termination Date; or
(c)the reimbursement of expenses, provided that all claims for reimbursement are submitted within four weeks after the Termination Date.

2.Involuntary Termination of Employment

In the event that notice is given of an Involuntary Termination of Employment, you will be entitled to the benefits and payments set out in clause 3 below (“Severance Benefits”), subject to the terms and conditions set out in this agreement.
3.Severance Benefits
3.1    The Severance Benefits are as follows:
(a)any Short-Term Incentive attributable to the fiscal year prior to the fiscal year in which the Termination Date takes place that has been earned but not yet paid to you at the Termination Date. For the purpose of this clause a Short-Term Incentive will be deemed to be earned if it either (i) will be paid to you at a later date or (ii) would have been paid to you had you remained employed until the date on which the Short-Term Incentive otherwise would have been payable, payable as soon as practicable following the Termination Date, and subject to prior deduction of income tax and National Insurance contributions;

(b)payment of the Monthly Compensation Payment, in equal monthly instalments over the Severance Period after the Notice Date, in accordance with the Company’s relevant payroll practices, and subject to prior deduction of income tax and National Insurance contributions;

(c)continuation for one year after the Notice Date of any Company-paid club memberships held by you for which reimbursement was provided by the Company immediately prior to the Termination Date. You shall be responsible for any further tax and employee’s National Insurance contributions due in respect of the continuation of this benefit;

(d)continuation of private medical and dental healthcare coverage, on the same terms as applied immediately prior to the Notice Date, until the earlier of (i) one year after the Notice Date or (ii) the date on which you gain new employment which provides any form of insurance cover for private medical or dental expenses (as the case may be). You shall be responsible for any further tax and employee’s National Insurance contributions due in respect of the continuation of this benefit;

(e)payment of employer’s contributions into the Moog Company Pension Scheme during the Severance Period after the Notice Date, on the same basis as applied immediately prior to the Notice Date, and subject to your making employee contributions as required by the rules of the Moog Company Pension Scheme. You shall be responsible for any tax and employee's National Insurance contributions due in respect of these contributions; and

(f)outplacement services at the Company’s expense through a mutually acceptable outplacement firm. All outplacement services must be completed before the end of the second calendar year following the calendar year in which the Notice Date takes place. You shall be responsible for any further tax and employee’s National Insurance contributions due in respect of the continuation of this benefit.
3.2Any payments made under sub-clauses 3.1(b) and (e) above, and any benefits provided under sub-clauses 3.1 (c) and (d) above, shall go towards extinguishing the Company’s obligation to pay you and provide benefits to you (including paying employer’s pension contributions on your behalf) during a period of notice required under your employment contract with the Company and/or (as the case may be) the Company’s obligation to make a payment in lieu of notice in accordance with your employment contract with the Company, and vice versa. This is without prejudice to sub-clauses 4.4 and 4.7 below.
4.Conditions applicable to the Severance Benefits
4.1     Provision of the Severance Benefits to you are subject to your compliance with the terms of this agreement, and the execution by you within 30 days of the Termination Date of a binding settlement agreement in relation to your contractual and statutory employment rights substantially in the form appearing in the Schedule to this agreement (Settlement Agreement) and subsequent compliance with that Settlement Agreement. If you do not comply with this condition, or the terms of Settlement Agreement, the Severance Benefits will cease immediately, except as provided by law, and you will forfeit all right to the Severance Benefits.
4.2     Any stock appreciation rights, stock options or other equity awards granted to you will continue to be governed under the terms of the relevant plans and agreements with you.

4.3     During the Severance Period after the Termination Date, you will not be considered an employee for any purpose including, without limitation, eligibility under any employee benefit plan. Your rights under any employee benefit plan following the Termination Date will be determined under the law and the terms of the applicable plan or policy.
4.4     Except as otherwise provided in this agreement or as required by applicable law, if you are entitled to receive Severance Benefits under this Agreement, you will not be entitled to receive severance benefits, or benefits in the nature of compensation for loss of employment, notice pay, payment in lieu of notice or damages for failure to give notice of termination, under any other severance plan, policy or programme of the Company or any Group Company, or under your contract of employment.
4.5     You agree that if you issue proceedings before an employment tribunal or court of law for the recovery of any compensation, damages or other sums payable in relation to your employment by the Company or any Group Company or its termination, or fail to irrevocably withdraw any such proceedings already commenced, then, without prejudice to any other rights or remedies of the Company or any Group Company arising from such action, you shall indemnify the Company and keep it indemnified against any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.
4.6    The indemnity in sub-clause 4.5 above shall not apply in relation to:
(a)proceedings to enforce the terms of this agreement or the settlement agreement concluded pursuant to it;
(b)any personal injury claims which have not arisen at the date of this agreement and any existing personal injury claims of which you are not (and could not reasonably be) aware at the date of this agreement. For the avoidance of doubt the indemnity in sub-clause 4.5 above shall apply to any personal injury claim arising out of or in connection with any claim of unlawful discrimination, harassment or victimisation is waived by virtue of this agreement, regardless of whether or not you are, or could reasonably be, aware of such injury claim; and
(c)any claims in relation to accrued entitlements under the Moog Company Pension Scheme.

4.7     To the extent that the Severance Benefits are damages (which is not admitted), the parties agree that the terms of sub-clause 3.1 represent a genuine pre-estimate of the loss to you that would arise on termination of the employment in the circumstances described and do not constitute a penalty. The Company waives any requirement on you to mitigate your losses in respect of such termination. You shall, subject to sub-clauses 1.6 and 4.2 above, and notwithstanding sub-clause 4.1 above, accept the Severance Benefits in full and final settlement of all and any claims that you may have arising out of the employment or its termination, excluding any personal injury claims of which you are not aware at the Termination Date and any claims in relation to accrued entitlements under the Moog Company Pension Scheme.
5.Termination of employment by the Company for Cause
5.1    If the Company shall terminate your employment for Cause, whether in connection with a Change of Control or otherwise, and whether before or after the Company’s normal retirement age (if any):
(a)the Company may terminate your employment without notice or payment in lieu of notice;
(b)no Severance Benefits or benefits under any other severance plan or policy of the Company will be payable to you;
(c)you will not be eligible for any Short-Term Incentive or any other type of bonus payable after the Termination Date; and
(d)unless otherwise provided by law or the terms of the relevant plans, any stock options, stock appreciation rights or other equity awards, both vested and unvested, granted to you will be forfeited.
6.Termination of employment in other circumstances
6.1    If your employment shall terminate in any circumstances not falling within either clause 2 or clause 5 above, whether in connection with a Change of Control or otherwise:
(a)no Severance Benefits will be payable under this Agreement and you will be entitled to severance, if any, determined and payable only under the general severance policies of the Company;
(b)you will receive any payment or benefit that you are entitled to receive pursuant to the terms of your contract of employment, statute, or any relevant policy or provision in place at the Termination Date.

(c)you will not be entitled to receive any Short-Term Incentive award payable after the Termination Date unless it is deemed earned at the Termination Date according to the terms of the applicable plan or policy; and
(d)any stock appreciation rights, stock options or other equity awards granted to you will continue to be governed under the terms of the relevant plans and agreements with you
7.Return of property and entry to premises
7.1    You agree to return, as soon as practicable after the Termination Date, all of the Company’s or any Group Company’s property in your custody or control, whether created by you or others, including, but not limited to, any keys, key fobs, or electronic swipe cards providing access to any of the Company’s or Group Company’s facilities or secure areas, corporate credit cards, powers of attorney, ID/access badge, Company issued personal or laptop computer, mobile devices, and the originals and copies of any and all documents, drawings, correspondence, financial records, notes, employee records, files, manuals, reports, letters, memoranda, agreements, and all other tangible material on which information is stored or recorded that are in any way related to the business of the Company or any Group Company, its/their customers, suppliers or affiliates. You agree that you will not retain or make copies of any Confidential Information, as defined below, in paper or electronic form.
8.Confidential Information
8.1    You acknowledge that in the ordinary course of your employment you will be exposed to information about the business, technology, processes, products, plans, financial or other information or data of the Company and any Group Company and that of the Group’s suppliers and customers which may amount to a trade secret, be confidential or commercially sensitive and/or which if misused or disclosed could cause significant harm to the Company and any Group Company. Such information (whether or not recorded in writing, on computer disc or in any other medium, and whether or not marked ‘confidential’) is referred to in this agreement as “Confidential Information” and shall in particular include (without limitation):
(a)details of how the Group prices its products or services including any discounts or non-standard terms offered to any clients;
(b)the Group’s intellectual property (except where this is protected by patent or equivalent protection);

(c)information relating to the Group’s suppliers and the terms and conditions (including any prices and discounts) agreed with them;
(d)information relating to the Group’s clients or customers and the terms and conditions (including any process and discounts) agreed with them;
(e)research and development projects of the Group;
(f)the Group’s marketing and sales strategies and plans;
(g)potential acquisitions and disposals by the Group;
(h)the Group’s financial and sales performance;
(i)any processes, inventions, designs, know-how, discoveries, technical specifications and other technical information relating to the creation, product or supply of any past, present or future product or service of the Group; and
(j)any other categories of confidential information that the Company wants to protect and which it notifies to you in writing as being confidential or which by its nature or the surrounding circumstances is clearly confidential.
8.2     You agree to accept the restrictions in this clause in relation to such Confidential Information. You will not either directly or indirectly during your employment or after the Termination Date without limit in time, either for your own purposes or for any purposes other than those of the Company and any Group Company (for any reason and in any manner), use or divulge or communicate to any person, firm, company or organisation (except to those officials of the Company and any Group Company who need to know the same) any Confidential Information acquired or discovered by you in the course of your employment with the Company.
8.3     The restrictions contained in this clause do not apply to:
(a)any disclosure authorised by the Board or required in the ordinary and     proper course of your employment or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority or otherwise required by obligation of public law; or
(b)any information which can be demonstrated to have been in the public domain (other than by virtue of your breach of this agreement) at the time you used, divulged or communicated it; or

(c)any information being a protected disclosure by you in accordance with the provisions of the Public Interest Disclosure Act 1998.
8.4     Nothing in this Clause 8 shall prevent you or us (or any of our officers, employees, workers or agents) from:
(a)reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;
(b)doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority
(c)(whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority[, including the FCA and the PRA] regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);
(d)complying with an order from a court or tribunal to disclose or give evidence;
(e)disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from your employment or its termination; or
(f)making any other disclosure as required by law
8.5     You will not, other than with the prior written approval of the Board or any Director of the Group Company to whom you report, make or issue any press, radio or television statement, or publish or submit for publication any letter or article relating directly or indirectly to the business affairs of the Company or any Group Company containing Confidential Information.
8.6     The provisions of this clause 8 are without prejudice to your duties and obligations which exist at common law or in equity.
8.7     The provisions of this clause 8 shall survive any termination of your employment and shall remain in force in relation to any item of Confidential Information for so long as it is still properly regarded by the Company as being confidential.

9.Post-termination restrictions
9.1     You undertake to the Company on behalf of itself and as agent for any Group Company that you will not directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner, independent contractor or otherwise:
(a)at any time during the period of 6 months from the Effective Date be employed, engaged, concerned or interested in any business providing Competing Products or Services within or related to the Restricted Territory;
(b)at any time during the period of 12 months from the Effective Date canvass, solicit, attempt to solicit, interfere with or entice away or cause to be canvassed, solicited, interfered with or enticed away any Relevant Customer with a view to providing it with any Competing Products or Services; or
(c)at any time during the period of 12 months from the Effective Date provide or agree to provide to any Relevant Customer any Competing Products or Services; or
(d)at any time during the period of 12 months from the Effective Date solicit, entice or induce or endeavour to solicit, entice or induce or assist any Key Person to leave the Company or any Relevant Group Company, whether or not such person would commit any breach of his own contract of employment or engagement by doing so; or
(e)at any time during the period of 12 months from the Effective Date in connection with any business in or proposing to be in competition with the Company or any Relevant Group Company, employ, engage or appoint or in any way cause or assist to be employed, engaged or appointed a Key Person; or
(f)at any time during the period of 12 months from the Effective Date solicit or attempt to solicit or place orders for the supply of products or services from a Supplier if as a result the Supplier may reasonably be expected to cease supplying, or materially reduce its supply to, or vary detrimentally the terms on which it supplies products or services to, the Company or any Relevant Group Company; or
(g)encourage, assist or procure any third party to do anything which, if done by you, would be in breach of (a) to (f) above.

9.2     Each of the restrictions in sub-clause 9.1 is intended to be separate and severable and in the event that any of such restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording or range of services or products were deleted, the said restrictions shall apply with such deletions as may be necessary to make them valid and effective.
9.3     None of the restrictions in sub-clause 9.1 shall prevent you from:
(a)holding up to 5% of any securities in a company which is quoted on any recognised Stock Exchange; or
(b)being employed, engaged, concerned or interested in any business insofar as your duties or work relate to geographical areas where the business is not in competition with the Company or any Relevant Group Company; or
(c)being employed, engaged, concerned or interested in any business insofar as your duties or work relate solely to products or services of a kind with which you were not directly involved, concerned or connected during the period of 12 months immediately prior to the Effective Date.
9.4     Since by reason of services rendered to or offices held in any Group Company you may also obtain in the course of your employment knowledge of the trade secrets or other confidential information of such companies, you hereby agree that you will at the request and cost of the Company enter into a direct agreement or undertaking with such Group Company whereby you will accept restrictions corresponding to the restrictions contained in this agreement (or such of them as may be appropriate in the circumstances) in relation to such products and services and such area and for such period as such Group Company may reasonably require for the protection of its legitimate interest.
9.5     It is understood and agreed by the Company and you that damages may be an inadequate remedy in the event of a breach by you of any of the restrictions contained in this clause 9 and that any such breach by you or on your behalf may cause the Company or any Group Company great and irreparable injury and damage. Accordingly, you agree that the Company or any Group Company shall be entitled, without waiving any additional rights or remedies otherwise available to it at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by you of any of the restrictions contained in this clause 9.

9.6     If you are offered new employment or a new appointment or engagement you agree to immediately bring the terms of this clause 9 to the attention of the person making the offer.
9.7     You agree that, on or before the Effective Date, you will delete any connection between you and any Key Person or Relevant Customer or Supplier stored in any form of Social Media. You further agree that updating this profile and/or connecting or reconnection to any Key Person or Relevant Customer or Supplier using Social Media after the Termination Date may amount to a breach of clause 9.1 above.
9.8     For the purposes of this clause 9 the following expressions shall have the following meanings:-

        Competing Products or Services means products or services which are of the same kind as or of a materially similar kind to and competitive with any products or services sold or supplied by the Company or any Relevant Group Company during the period of 12 months immediately prior to the Effective Date and with which sale or supply you were directly involved, concerned or interested or about which you possessed Confidential Information.

    Confidential Information is as defined above in sub-clause 8.1;

    Effective Date means the Termination Date or (if earlier) the date on which you commence a period of garden leave.

    Key Person means anyone employed or engaged by the Company or any Group Company who by reason of their knowledge of Confidential Information could materially damage the interests of the Company or any Group Company if they were employed, engaged, concerned or interested in any business concern offering Competing Products or Services, and with whom you worked or had material dealings or whose work you were responsible for or managed during the period of 12 months immediately prior to the Effective Date.

    Relevant Customer means any person, firm, company or organisation who or which at any time during the period of 12 months immediately prior to the Effective Date is or was:

(a)negotiating with the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; and/or

(b)a client or customer of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services, and in each case with whom you were directly involved, concerned or connected in that respect during that period or about which you possessed Confidential Information.

    Relevant Group Company means any Group Company for which you have performed services under this agreement or for which you have had material operational or management responsibility or have provided material services at any time during the period of 12 months immediately prior to the Effective Date.

    Relevant Products or Services means any products or services sold or supplied by the Company or any Relevant Group Company during the period of 12 months immediately prior to the Effective Date and with which sale or supply you were directly involved, concerned or connected or about which you possessed Confidential Information.

    Restricted Territory means within England and any other country in the world where on the Effective Date the Company or any Relevant Group Company was engaged in the research into, development, distribution, sale or supply of or otherwise dealt with, Relevant Products or Services.

    Social Media means any online communication tool which facilitates the creation, publication, storage and/or exchange of user-generated content, including but not limited to Facebook, Flickr, Google, LinkedIn, MySpace, Skype, Twitter, Tumblr, You Tube and Wikis.

    Supplier means any business which at any time during the period of 12 months immediately prior to the Effective Date provided products or services to the Company or the Relevant Group Company and with whom you had material dealings or for whom you had responsibility in that respect at any time during the period.
10.Intellectual property rights
10.1     You will promptly disclose in writing to the Company any invention, improvement, discovery, formulae or process you make (alone or with others) during the course of your employment with the Company and will keep such matter confidential unless and until it has been determined whether it is an invention owned by the Company.

10.2     Subject to section 39 of the Patents Act 1977, all intellectual property rights in any works created by you during the course of your employment or by using materials, tools, information or opportunities made available to you through your employment shall belong to the Company (or to any Group Company which the Company may nominate in writing from time to time) and you hereby assign all the intellectual property rights in such works to the Company (or to any Group Company which has been nominated in writing), free from all encumbrances. For these purposes “intellectual property rights” include trademarks, registered designs, design rights, copyrights, and future copyrights, database rights and other intellectual property rights together, where registerable, with the right to apply for registration of such rights and to claim priority from such applications. This clause shall apply both to such rights which exist at the date of this agreement and which may come into existence in the future.
10.3     Subject to sections 39-42 of the Patents Act 1977, if required by the Company to do so (whether during or after the termination of your employment) you will sign any document and do anything necessary or desirable to fully vest ownership in the Company as sole beneficial owner of any rights either (i) referred to in clause 10.2 or (ii) which the Company owns in inventions made by you by virtue of section 39 of the Patents Act 1977.
10.4     You irrevocably waive in favour of the Company all your rights pursuant to sections 77 and 89 inclusive of the Copyright Designs and Patents Act 1988.
10.5     You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute or complete any document or do any such thing and generally to use your name for the purposes of giving to the Company (or its nominee or successors) the full benefit of the provisions of this clause 10.
10.6     You accept that no future agreement between the Company and you, dealing with the ownership or licensing of any intellectual property rights in works or inventions created by you, shall be enforceable unless and until it is in writing signed on behalf of the Company by a Director (not being you).
10.7     You agree that you will not use or commercially exploit any of the Company’s intellectual property rights after the termination of your employment with the Company, without the Company’s prior written consent.

10.8     The provisions of this clause 10 shall remain in full force and effect following the termination of the employment for any reason, whether such termination is lawful or not.
11.General
11.1     The Company may deduct or withhold from all payments under this Agreement all amounts that may be required to be deducted or withheld under any applicable law, including without limitation all income tax withholdings and national insurance contributions.
11.2     This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.
11.3     No course of action or failure to act by the Company or you will constitute a waiver by the party of any right or remedy under this agreement, and no waiver by either party of any right or remedy under this agreement will be effective unless made in writing signed by such party.
11.4     Whenever possible, each provision of this agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this agreement is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this agreement.

11.5     All notices and other communications provided for in this agreement must be in writing and (a) delivered in person, (b) posted by recorded delivery to the appropriate party at the address given for the party on the first page of this agreement, or to any other address as the party designates in a writing complying with this sub-clause (such posted notice to be effective two days after the date it is posted), or (c) sent by facsimile or other electronic transmission, with confirmation sent by way of hand delivery or certified mail.
11.6     The Company enters into this agreement for itself and as agent and trustee for all Group Companies and it is authorised to do so. Each Group Company may enforce any rights it has under this agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999. This agreement may be varied, suspended or terminated by agreement in writing between the parties (in the case of the Company, under signature only of a

Director) or this agreement may be rescinded (in each case), without the consent of any third party.
11.7     This agreement constitutes the entire agreement between the Company and you with respect to the subject matter of this agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter.
11.8     This agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any party may execute this agreement by facsimile or electronic signature and the other party will be entitled to rely on such facsimile or electronic signature as evidence that this agreement has been duly executed by such party. Any party executing this agreement by facsimile or electronic signature will immediately forward to the other party an original page by overnight courier, but the failure to do so will not affect the binding nature of this agreement.
11.9     This agreement is governed by and interpreted in accordance with the law of England and Wales, without regard to principles of conflicts of law. The parties submit to the exclusive jurisdiction of the High Court of England and Wales in connection with any claim, dispute or matter arising out of or relating to this agreement.

IN WITNESS of which this agreement has been executed and, on the date set out above, delivered as a deed.

EXECUTED as a deed by the Company
acting by [NAME OF DIRECTOR], a Director

Director

Signature :             ___________________________

Name :             ___________________________

Date :                    ___________________________

In the presence of:

Witness

Signature :             ___________________________

Name :             ___________________________

Occupation:             ___________________________

Address :            ___________________________

SIGNED as a deed by you

Signature :             ___________________________

Name :             ___________________________

Date :                    ___________________________

In the presence of:

Witness

Signature :             ___________________________

Name :             ___________________________

Occupation :             ___________________________

Address :            ___________________________

SCHEDULE

SETTLEMENT AGREEMENT

THIS AGREEMENT is dated

PARTIES

1.    Moog Controls Limited incorporated and registered in England and Wales with company number 1171948 whose registered office is at Ashchurch, Tewkesbury, Gloucestershire GL20 8NA (Company).

2.    [Name] of [ADDRESS] (Executive).

BACKGROUND

A.    You were employed by the Company from [DATE], most recently as [POSITION] under a contract dated [DATE].

B.    Your employment with the Company terminated on [DATE].

C.    This agreement records the agreed terms of settlement of all claims you have or may have in connection with your employment or its termination or otherwise against the Company or any Group Company (as defined below) or its officers or employees whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this agreement, and including, in particular, the statutory complaints which you raise in this agreement.

AGREED TERMS
1.Interpretation
1.1The definitions in this clause apply in this agreement.

    Adviser: [NAME] of [FIRM].

Confidential Information: information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of its suppliers, clients, customers, agents, distributors, shareholders or management, including (but not limited to) information that you created, developed, received or obtained in connection with your employment, whether or not such information (if in anything other than oral form) is marked confidential.

Copies: copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

Group Company means any Subsidiary or Holding Company of the Company from time to time, and any Subsidiary of any Holding Company of the Company from time to time, and references to the ‘Group’ shall mean the Company and any Group Company existing from time to time.

Subsidiary and Holding Company: in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 save that they shall also include such bodies incorporated outside the United Kingdom and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.
1.2The headings in this agreement are inserted for convenience only and shall not affect its construction.
1.3A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.5The schedules to this agreement form part of (and are incorporated into) this agreement.
2.Arrangements on termination
2.1     Your employment with the Company terminated on [DATE] (Termination Date).
2.2     You have received your accrued salary and usual benefits up to the Termination Date.

2.3     The Company has made a payment to you in respect of [NUMBER] of days' outstanding holiday, up to and including the Termination Date.
2.4    The Company will, as soon as practicable but no later than 60 days following the Termination Date, pay you a bonus of £[AMOUNT] in respect of the [YEAR] the Company’s fiscal year. [Set out entitlement to any other bonuses, benefit or award programme, grant of equity interest, share option, long-term incentive plan or other profit sharing scheme.]
2.5     The payments and benefits in this clause 2 are subject to deduction of:
(a)income tax and employee’s National Insurance contributions; and
(b)any outstanding sums due from you to the Company or any Group Company.
2.6     You shall submit on or before the Termination Date your expenses claims in the usual way and the Company shall reimburse you for any expenses properly incurred before the Termination Date in the usual way. Any expenditure on your Company credit card which was not properly incurred by you on the Company's business or for which you cannot produce appropriate receipts will be deducted from the final salary payment.
3.Termination payment
3.1     Subject to and conditional on you complying with the terms of this agreement, the Company shall, subject to receipt by the Company of a copy of this agreement signed by you and of a certificate from the Adviser as set out in Schedule 3 (whichever is later) pay to you by way of compensation for the termination of your employment £[AMOUNT] (Termination Payment) consisting of:

(a)£[AMOUNT] as an ex gratia payment; and
(b)£[AMOUNT] as a redundancy payment (which includes a statutory redundancy payment calculated in accordance with Schedule 1).
3.2     The Termination Payment shall be made in [NUMBER] equal monthly instalments on the Company’s normal payroll dates, subject to prior deduction of income tax and employee’s National Insurance contributions.
4.Benefits
4.1     Subject to and conditional on you complying with the terms of this agreement, the Company shall continue to provide you with private medical and dental expenses insurance, subject to the rules of the relevant benefit schemes in force from time to time until the earlier of (i) [DATE] or (ii) the date on which you gain new employment which provides any form of insurance cover for private medical or dental expenses (as the case may be). You shall be responsible for any further tax and employee's National Insurance contributions due in respect of these benefits.
4.2     Subject to and conditional on you complying with the terms of this agreement, the Company shall make employer’s contributions into the Moog Company Pension Scheme until [DATE], on the same basis as applied immediately prior to the Termination Date, and subject to your making employee contributions as required by the rules of the Moog Company Pension Scheme. You shall be responsible for any tax and employee's National Insurance contributions due in respect of these contributions.
4.3     Subject to and conditional on you complying with the terms of this agreement, the Company shall provide you, at its own expense, with outplacement services through a mutually acceptable outplacement firm for a period of up to three months. All outplacement services must be completed by [DATE].
5.Pension

The Company shall notify the trustees of the Moog Company Pension Scheme (Pension Scheme) that your employment has terminated and request written confirmation of your accrued entitlement under the Pension Scheme and request that the options available for dealing with your entitlement are sent to you.

6.Legal fees

The Company shall pay the reasonable legal fees up to a maximum of £500 plus VAT incurred by you in obtaining advice on the termination of your employment and the terms of this agreement, such fees to be payable to the Adviser on production of an invoice.
7.Waiver of claims
7.1     You agree that the terms of this agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that you have or may have against the Company or any Group Company or its officers, employees or agents, whether arising directly or indirectly out of or in connection with your employment with the Company, its termination or otherwise, and whether arising under common law, contract, statute or otherwise, and whether arising in the United Kingdom or in any other jurisdiction, and including, but not limited to, the claims specified in Schedule 2 (each of which is hereby intimated and waived).
7.2     The waiver in clause 7.1 shall have effect irrespective of whether or not, at the date of this agreement, you are (or could be) aware of such claims or have such claims in your express contemplation (including such claims of which you become aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).
7.3     Insofar as the waiver in clause 7.1 relates to claims or rights of action arising directly or indirectly out of or in connection with your employment with the Company or its termination, the waiver shall apply in relation to events occurring after this agreement has been entered into.
7.4    The waiver in clause 7.1 shall not apply to the following:
(a)any claims by you to enforce this agreement;
(b)any personal injury claims which have not arisen at the date of this agreement and any existing personal injury claims of which you are not (and could not reasonably be) aware at the date of this agreement. For the avoidance of doubt any personal injury claim arising out of or in connection with any claim of unlawful discrimination, harassment or victimisation is waived by virtue of this agreement, regardless of whether or not you are, or could reasonably be, aware of such injury claim; and
(c)any claims in relation to accrued entitlements under an occupational pension scheme.
7.5    You warrant that:
(a)before entering into this agreement you received independent advice from the Adviser as to the terms and effect of this agreement and, in particular, on its effect on your ability to pursue any complaint before an employment tribunal or other court;
(b)the Adviser has confirmed to you that he or she is a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by you in respect of any loss arising in consequence of their advice;
(c)the Adviser shall sign and deliver to the Company the certificate attached as Schedule 3 to this agreement;
(d)before receiving the advice you disclosed to the Adviser all facts or circumstances that may give rise to a claim against the Company or any Group Company or its officers or employees and that you are not aware of any other facts or circumstances that may give rise to any claim against the Company or any Group Company or its officers or employees other than those claims specified in clause 7.1 read with Schedule 2; and
(e)the only claims that you have or may have against the Company or any Group Company or its officers, employees or agents (at the time of entering into this agreement) relating to your employment with the Company or its termination are specified in clause 7.1 read with Schedule 2.
7.6    You acknowledge that the Company acted in reliance on these warranties when entering into this agreement.
7.7     You acknowledge that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998 (SI 1998/1833), section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999 (SI 1999/3323), regulation 9 of the Part-

Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 2000/1551), regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034), regulation 40(4) of the Information and Consultation of Employees Regulations 2004 (SI 2004/3426), paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 (SI 2006/349), regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 (SI 2007/2974) and section 58 of the Pensions Act 2008. [include reference to any other statutory employment protection introduced since the date of the Severance Benefit Agreement] have been satisfied.
7.8     You agree that, except for the payments and benefits provided for in this agreement, and subject to the waiver in clause 7.1, you shall not be eligible for any further payment from the Company or any Group Company relating to your employment or its termination and, without limitation to the generality of the foregoing, you expressly waive any right or claim that you have or may have to payment of bonuses, any benefit or award programme or grant of equity interest, or to any other benefit, payment or award you may have received had your employment not terminated. You acknowledge that you are not entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or any Group Company in which you may have participated other than the payments in clause 2.
8.Employee indemnities
8.1     You shall indemnify the Company on a continuing basis in respect of any further income tax or National Insurance contributions (save for employers' National Insurance contributions) in respect of the payments and benefits in clause 3.1, clause 4 and clause 5 (and any related interest, penalties, costs and expenses). The Company shall give you reasonable notice of any demand for tax which may lead to liabilities on you under this indemnity and shall provide you with reasonable access to any documentation you may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Company from complying with its legal obligations with regard to HM Revenue and Customs or other competent body).
8.2     If you breach any material provision of this agreement or pursue a claim against the Company or any Group Company arising out of your employment or its termination other than those excluded under clause 7.4, you agree to indemnify the Company for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.
9.Return of company property
9.1     You warrant that you have returned to the Company:
(a)all Confidential Information and Copies;
(b)all property belonging to the Company in satisfactory condition including (but not limited to) any car (together with the keys and all documentation relating to the car), fuel card, company credit card, keys, security pass, identity badge, mobile telephone, pager, lap-top computer or fax machine; and
(c)all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by you during your employment with the Company or relating to the business or affairs of the Company or any Group Company or its business contacts, in your possession or under your control.
9.2    You warrant that you have deleted irretrievably any information relating to the business of the Company or any Group Company that you have stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the premises of the Company.
9.3     You warrant that you have informed, and undertake that you will keep the Company informed, of all login details and passwords relating to your use of the Company’s IT systems.
9.4     You shall, if requested to do so by the Company, provide a signed statement that you have complied fully with your obligations under clause 9.1, clause 9.2 and clause 9.3 and shall provide it with such reasonable evidence of compliance as may be requested.
10.Employee warranties and acknowledgments
10.1     You warrant and represent to the Company that you have not committed any act of gross misconduct, nor are there any other circumstances which would entitle (or would have entitled) the Company to terminate your employment summarily without notice. Any payment to you pursuant to clause 3 or benefit provided pursuant to clause 4 is conditional on this being so.
10.2     You warrant and represent to the Company that you have not received or accepted any offer which will provide you with any form of income or benefits at any time after the Termination Date and that you are not in negotiations regarding the same. Any payment to you pursuant to clause 3 or benefit provided pursuant to clause 4 is conditional on this being so.
10.3     You agree to make yourself available to, and to cooperate with, the Company or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company. The Company shall reimburse any reasonable expenses incurred by you as a consequence of complying with your obligations under this clause, provided that such expenses are approved in advance by the Company.
11.Resignation from offices

You shall resign immediately from any office, trusteeship or position that you hold in or on behalf of the Company or any Group Company.
12.Confidential Information and Restrictive covenants

You acknowledge that the post-termination restrictions and provisions regarding confidential business information and intellectual property in clauses 8, 9 and 10 of your Severance Benefit Agreement with the Company dated [DATE] will continue to apply after the Termination Date.
13.Confidentiality and announcements
13.1     You and the Company confirm that you have kept and agree to keep the existence and terms of this agreement and the circumstances concerning the termination of your employment confidential, save where such disclosure is to HM Revenue & Customs, required by law or (where necessary or appropriate) to:
(a)your spouse, civil partner or partner, immediate family or legal or professional advisers, provided that they agree to keep the information confidential; or

(b)your insurer for the purposes of processing a claim for loss of employment; or
(c)your recruitment consultant or prospective employer to the extent necessary to discuss your employment history.
13.2     The Company may also disclose the existence and terms of this agreement to its officers, employees, insurers, or legal or professional advisers or those of any other Group Company, provided that they agree to keep the information confidential.
13.3     You shall not make any adverse or derogatory comment about the Company or any Group Company, its directors or employees and the Company shall use reasonable endeavours to ensure that its officers shall not make any adverse or derogatory comment about you. You shall not do anything which shall, or may, bring the Company or any Group Company, its directors or employees into disrepute and the Company shall use reasonable endeavours to ensure that its officers shall not do anything which shall, or may, bring you into disrepute.
13.4     Nothing in this Clause 13 shall prevent you or any of our officers, employees, workers or agents from making a protected disclosure under section 43A of the Employment Rights Act 1996.
13.5     Nothing in this clause 13 shall prevent you or us (or any of our officers, employees, workers or agents) from:
(a)reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;
(b)doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority[, including the FCA and the PRA];
(c)whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority[, including the FCA and the PRA] regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);
(d)complying with an order from a court or tribunal to disclose or give evidence;

(e)disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from your employment or its termination; or
(f)making any other disclosure as required by law
14.Entire agreement and Variation
14.1     This agreement sets out the entire agreement between the parties and shall be in substitution for, and shall supersede, any prior agreement, arrangement or understanding (whether oral or written) relating to the subject matter of this agreement. In entering into this agreement neither party has relied on any statement, representation, assurance or warranty other than as expressly set out in this agreement.
14.2     No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.
15.Third party rights
15.1     The Company enters into this agreement for itself and as agent and trustee for all Group Companies and it is authorised to do so.
15.2     Each Group Company and any officer, employee or agent of the Company and each Group Company may enforce any rights they have under this agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.
15.3     This agreement may be varied, suspended or terminated by agreement in writing between the parties or this agreement may be rescinded (in each case), without the consent of any third party.
16.Governing law and jurisdiction

This agreement and any non-contractual obligations arising from or connected with it shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this agreement.

17.Subject to contract and without prejudice

This agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.
18.Counterparts

This agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1
Calculation of the statutory redundancy payment
Start date: [DATE]
Termination date: [DATE]
Period of continuous employment: [NUMBER] years
Age at termination: [NUMBER] years
Gross weekly salary: £[AMOUNT]
Statutory cap on weekly salary: £[AMOUNT]
[NUMBER] years at one and a half times gross weekly salary: £[AMOUNT]
[NUMBER] years at one times gross weekly salary: £[AMOUNT]
[NUMBER] years at half gross weekly salary: £[AMOUNT]
Total: £[AMOUNT]

Schedule 2
Claims
1.Claims:
18.1for breach of contract or wrongful dismissal;
18.2for unfair dismissal, under section 111 of the Employment Rights Act 1996;
18.3in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;
18.4for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;
18.5in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;
18.6for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;
18.7in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;
18.8in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;
18.9in relation to suspension from work, under section 70 of the Employment Rights Act 1996;
18.10in relation to parental leave, under section 80 of the Employment Rights Act 1996;
18.11in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;
18.12in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63 and 63C of the Employment Rights Act 1996;
18.13in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998 (SI 1998/1833);
18.14in relation to the national minimum wage, under sections 11, 19D and 24 of the National Minimum Wage Act 1998;
18.15for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010;
18.16for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status,

pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010;
18.17for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010;
18.18for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010;
18.19for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010;
18.20for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010;
18.21for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010;
18.22for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 2000/1551);
18.23for less favourable treatment on the grounds of fixed-term status or a declaration of permanent employment, under regulations 7 and 9 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034);
18.24under regulations 27 and 32 of the Transnational Information and Consultation of Employees Regulations 1999 (SI 1999/3323);
18.25under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004 (SI 2004/3426);
18.26under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007 (SI 2007/2974);
18.27under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 (SI 2006/349);
18.28under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174, 189 (for failure to comply with a requirement of section 188A) and 192 of, and paragraph 156 of Schedule A1 to, the Trade Union and Labour Relations (Consolidation) Act 1992;
18.29in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246);

18.30in relation to the right to be accompanied under sections 11 and 12 of the Employment Relations Act 1999;
18.31in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010 (SI 2010/493);
18.32in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996;
18.33in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010 (SI 2010/93);
18.34in relation to the right to a written statement and the right not to be unfairly dismissed or subjected to detriment under regulations 4 and 5 of the Agency Workers (Amendment) Regulations 2019 (SI 2019/724);
18.35in relation to personal injury, of which you are or ought reasonably to be aware at the date of this Agreement
18.36for harassment under the Protection from Harassment Act 1997;
18.37for failure to comply with obligations under the Human Rights Act 1998;
18.38for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018, the General Data Protection Regulation ((EU) 2016/679) [as it has effect in EU law], or the UK GDPR as defined in section 3(10) and section 205(4) of the Data Protection Act 2018;
18.39arising as a consequence of the United Kingdom's membership of or withdrawal from the European Union, including but not limited to any claim arising under EU treaties or EU legislation as given effect in England and Wales until 11pm on 31 December 2020, and any claim under the European Union (Withdrawal) Act 2018, the European Union (Withdrawal Agreement) Act 2020 or the European Union (Future Relationship) Act 2020;
18.40arising under retained EU law as defined in section 6(7) of the European Union (Withdrawal) Act 2018;
18.41in relation to the right not to be subjected to a detriment under regulation 3 of the Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015 (SI 2015/2021); and
18.42in relation to the right not to be subjected to a detriment under regulation 8 of the Exclusivity Terms for Zero Hours Workers (Unenforceability and Redress) Regulations (SI 2022/1145)
2.    [include reference to any other statutory employment protection introduced     since the date of the Severance Benefit Agreement].

Schedule 3
Adviser's certificate
Dear Sirs,

I am writing in connection with the agreement between my client, [Name], and Moog Controls Limited (Company) of today's date (Agreement) to confirm that:
1.I, [NAME] of [FIRM], whose address is [ADDRESS], am a Solicitor who holds a current practising certificate.
2.I have given [NAME] legal advice on the terms and effect of the Agreement and, in particular, its effect on his ability to pursue the claims specified in Schedule 2 of the Agreement.
3.I gave the advice to [NAME] as a relevant independent adviser within the meaning of the acts and regulations referred to at clause 7.7 of the Agreement.
4.There is now in force (and was in force at the time I gave the advice referred     to above) a policy of insurance or an indemnity provided for members of a     profession or professional body covering the risk of claim by [NAME] in respect of loss arising in consequence of the advice I have given him.
Yours faithfully

Signature of Adviser:

Name of Adviser (print):

Name of Firm:

Address of Firm:

Date: